UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.          )

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MGIC Investment Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MGIC Investment Corporation
Annual Meeting of Shareholders to be held on July 26, 2017

Supplemental Information Regarding Item 4,
Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of our Board of Directors has reappointed the accounting firm of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the year ending December 31, 2017. Item 4 in our June 19, 2017 proxy statement for our annual meeting seeks shareholder ratification of this appointment.

We write to inform you of a change in some of the disclosure for this Item in our proxy statement. There we said, “In PwC’s engagement letter, we expect that we and PwC will agree not to demand a trial by jury in any action, proceeding or counterclaim arising out of or relating to PwC’s services and fees for the engagement. . . . We further expect that the engagement letter will not contain a requirement that we arbitrate any disputes with
PwC . . . .”

However, the engagement letter will contain a requirement, applicable to both us and PwC, that any disputes be resolved by binding arbitration. As a result, the engagement letter will also not contain a waiver of trial by jury. We do not object to this binding arbitration requirement and PwC has informed us it has become a standard provision in their audit engagements. We are not changing the recommendation in the proxy statement that shareholders vote “For” ratification of the appointment of PwC.

Please read the complete proxy statement before you make a voting decision on this Item. Even if you have already voted, you can change your vote at any time before the annual meeting as described in more detail in the proxy statement.